Exhibit 6.4

Asset Purchase Agreement - Artwork

Dated as of [___________], 2024

This Asset Purchase Agreement – Artwork (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) McQueen Labs Series LLC – Series [______] (the “Buyer”), a registered series of McQueen Labs Series, LLC, a Delaware series limited liability company (the “Company”); and (ii) [_______________] (“Seller”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and each separately as a “Party”.

WHEREAS, Seller is the sole legal and beneficial owner (“Owner”) of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the “Work”) and has the authority to sell the Work, and Seller desires to sell to the Buyer, and the Buyer desires to purchase from Seller, the Work, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Buyer intends to fractionalize the Work through a sale of its membership interests pursuant to Regulation A pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Fractionalization”) in order to obtain the funds to pay the Seller the Purchase Price (as defined herein);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby agreed and acknowledged, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. Purchase and Sale

Section 1.01 The Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (with such term and other capitalized terms herein having the meanings as set forth below), the Seller, who holds beneficial ownership of the Work, shall sell, assign, transfer and deliver the Work to the Buyer, free and clear of all Liens for a purchase price of [_______________] (the “Purchase Price”). The Work shall be sold and transferred to the Buyer by means of a Bill of Sale, in the form as attached hereto as Exhibit B (the “Bill of Sale”), and transfer of the title to the Work and such other instruments as required to transfer legal title to the Work from the Seller to the Buyer.

Section 1.02 Closing.

(a)	The closing of the acquisition of the Work (the “Closing”) shall occur, subject to the other conditions to the Closing as set forth herein, on the first Business Day following the Target Date (as defined below), or the Extended Target Date (as defined below, if applicable) or such other date as may be agreed by the Parties (the “Closing Date”), via the exchange of electronic documents and other items as required herein. The Parties acknowledge and agree that the targeted date for the completion of the Fractionalization is 90 days from the date the Buyer receives final written approval from the U.S Securities and Exchange Commission for the Fractionalization and effectiveness of the transaction documents and filing as required for the completion of the Fractionalization, as reasonably determined by the Buyer (the “Target Date”) and if the Fractionalization has not been completed by the Target Date, then, with the written consent of both Parties, the Parties may extend the Target Date by an additional sixty (60) days (“Extended Target Date”). In the event that the Fractionalization is not completed on or before the Target Date, or the Extended Target Date if so agreed by the Parties, then this Agreement shall automatically terminate as of the Target Date or Extended Target Date, as applicable.

(b)	Prior to the Closing Date, Buyer shall place the Purchase Price into an escrow account with an independent escrow agent reasonably acceptable to the Buyer and the Seller, the costs of which shall be paid by the Buyer. Within two (2) Business Days of Buyer providing notice to the Seller that the Buyer has sufficient funds in the escrow account to pay the Purchase Price to the Seller, the Seller shall arrange and pay for the Work to be packed and shipped by fine art shippers with appropriate insurance approved by Buyer in writing to Buyer’s account at location to be specified in writing by the Buyer prior to the Closing Date (the “Delivery Location”).

1

(c)	The Seller represents and warrants that the condition of the Work is, and shall be upon delivery and acceptance by Buyer at the Delivery Location, as stated in the condition report attached hereto as Exhibit C (the “Condition Report”). On the Closing Date, the Buyer shall have the right to arrange and pay for a qualified person to prepare a new condition report for the Work, which shall confirm that the condition of the Work is the same as set forth in the Condition Report.

Section 1.03 Seller Deliverables and Actions at the Closing. At the Closing, the Seller shall deliver to the Buyer (i) the Bill of Sale, duly completed and executed by the Seller; (ii) a certificate of Seller confirming that the representations and warranties of the Seller as set forth in Article III are true and correct as of the Closing Date, and confirming that the Seller has complied with all covenants of the Seller herein between the Effective Date and the Closing Date, in the form as attached hereto as Annex 1; and (iii) attaching a certificate of good standing issued by the Secretary of State of the State of organization of the Seller, dated as of a date no earlier than two business days prior to the Closing Date, evidencing the good standing of Seller as of such date.

Section 1.04 Buyer Deliverables and Actions at the Closing. At the Closing, the Buyer shall (i) instruct the escrow agent to release the Purchase Price to the Seller; and (ii) shall deliver to the Seller the Bill of Sale, duly executed by the Manager.

Section 1.06 Commissions; Taxes. Other that any commission specifically and expressly agreed to in writing between the Buyer and any applicable person, Buyer shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Seller as a result of the Transactions. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Buyer as a result of the Transactions. The Seller will pay all income, capital gain, sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions.

Article II. Representations and Warranties of the Seller

As an inducement to, and to obtain the reliance of the Buyer, the Seller represents and warrants to the Buyer as follows, as of the Effective Date and as of the Closing Date:

Section 2.01 Existence and Power. Seller is limited liability company duly formed and in good standing in the jurisdiction of its organization, and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on Seller’s business in all material respects as it is now being conducted. Seller has taken all actions required by Law or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions. This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

Section 2.02 The Work.

(a)	The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

(b)	Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

(c)	The Work is not subject to or the subject of any rights or interests of others, claims, liens, mortgages, security interests, restrictions, conditions, options or other encumbrances or third-party rights of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

2

(d)	Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided the Buyer with all information and documentation in Seller’s knowledge or possession concerning the attribution, authenticity, description, and condition of the Work as well as related to ownership, and previous ownership, and shall provide to the Buyer a certificate of authenticity from the artist for the Work, if applicable. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

(e)	The Seller has shared and will continue to share with the Buyer all facts and matters of which they are aware which might affect the value of the Work, including if the work has been publicly made available for sale during the three (3) years preceding the Effective Date.

(f)	The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

(g)	The Seller shall provide the Buyer with access to the Work at least one time to review the condition and take any photographs, if appropriate ones are not available

Article III. Representations and Warranties of the Buyer

As an inducement to, and to obtain the reliance of the Seller, the Buyer represents and warrants to the Seller as follows, as of the Effective Date and as of the Closing Date:

Section 3.01 Existence and Power. The Buyer is registered series of the Company and is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Buyer has full power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. The Buyer has taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 3.02 Valid Obligation. This Agreement and the other Transaction Documents executed by the Buyer in connection herewith constitute the valid and binding obligations of the Buyer enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

Article IV. Termination; Covenants

Section 4.01 Termination.

(a)	This Agreement may be terminated at any time following the Effective Date and prior to the Closing Date:

(i)	By the mutual written consent of the Parties;

(ii)	Pursuant to the provisions of the last sentence of Section 1.02(a);

(iii)	By the Buyer if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller contained in this Agreement and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Seller, as applicable, within five (5) Business Days after receipt by the Seller of written notice thereof from the Buyer, or in the event that any of the actions or deliverables as set forth in Article I as being delivered to or obtained by the Buyer have not been received or obtained by the Buyer;

3

(iv)	By the Seller if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Buyer, applicable, within five (5) Business Days after receipt by the Buyer of written notice thereof from the Seller;

(v)	By any Party, if a court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable; or

(vi)	By either Party in the event that the Closing has not occurred November 1, 2024, provided however, that a Party shall not have the right to terminate this Agreement pursuant to the provisions of this Section 4.01(a)(vi) in the event that the reason for the failure of the Closing to occur was the breach of or default under this Agreement by such Party.

(b)	Upon any termination of this Agreement, this Agreement shall thereafter be of no further force or effect without liability of any Party (or any director, officer, employee, affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of this Section 4.01 and Article V, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

Section 4.02 Storage and Care of the Work.

(a)	Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location, Seller shall store the Work at Seller’s premises, located at [_______________], and Seller shall not relocate the Work without Buyer’s prior written approval.

(b)	Seller agrees to ensure that at all times an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. Any damage to the Work must be reported immediately to Buyer. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Buyer.

(c)	Seller shall arrange and pay for the Work to be insured under Seller’s blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Buyer’s acceptance of the Work at the Delivery Location. On the Effective Date, Seller shall provide Buyer with a certificate of insurance evidencing Seller’s insurance coverage of the Work.

Section 4.03 Indemnity. Seller does hereby agree to indemnify, defend and hold Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

Article V. Miscellaneous

Section 5.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings:

(a)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

4

(b)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(c)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(d)	“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, pledge, equitable interest, option, mortgage, right of first refusal, security interest or encumbrance or restriction of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(e)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction, or an agency or instrumentality thereof.

(f)	“Transaction Documents” means this Agreement, the Bill of Sale , the Organizational Documents and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(g)	“Transactions” means the purchase and sale of the Work and the other transactions as contemplated herein or in the other Transaction Documents.

Section 5.02 Governing Law; Etc. This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein. Each Party acknowledges that any breach by of the agreements herein will result in irreparable and continuing damages to the other Party for which there may be no adequate remedy at law. Accordingly, each Party agrees that, in addition to any other remedies available at law, each Party shall be entitled to obtain an injunction or other equitable relief, including, without limitation, specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to the Parties at law or in equity, against a threatened or continuing breach of this Agreement by the other Party without the necessity of proving actual damages.

Section 5.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid. Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail. Notices shall be addressed as follows or to such address as either Party may notify the other as an updated address for such notifying Party:

If to the Buyer:

McQueen Labs Series LLC – Series [_______________]

Attn: Legal

2300 E Las Olas Blvd, 4th floor

Fort Lauderdale, FL 33301

Email: legal@buymcqueen.io

If to the Seller, to the address as set forth on the signature page hereof.

5

Section 5.04 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties. This contract is strictly between the Parties and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 5.05 Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The Seller shall have no power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the Buyer and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. The Buyer may, upon notice to the Seller, elect to have a subsidiary of the Buyer acquire the Work in place of the Buyer, and in connection therewith the Buyer may assign or transfer, in whole or in part, this Agreement, and any of its rights or any of its obligations hereunder to such subsidiary of the Buyer as the “Buyer” hereunder, at which time the Parties shall execute an addendum to this Agreement to reflect such assignment, to be in form and substance as reasonably agreed to by the Parties, and the Buyer shall thereafter be released from any ongoing obligations hereunder to the extent sent forth in such addendum.

Section 5.06 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

6

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

McQueen Labs Series LLC – [_______________]

By:
Name:
Title:	Manager

[_______________]

By:
Name:
Title:

Address for notices:

[_______________]

Email:

7

Exhibit A

Work

[Description to be inserted]

Exhibit B

Bill of Sale

Dated as of [_____________], 2024

This Bill of Sale (the “Bill of Sale”) is entered into as of the date first set forth above (the “Closing Date”) by and between (i) McQueen Labs Series LLC – Series [_______________] (the “Buyer”); and (ii) [Seller name] (“Seller”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and each separately as a “Party”.

WHEREAS, Buyer and Seller have entered into a certain Asset Purchase Agreement - Artwork , dated as of [____], 2024 (“Agreement”), providing for Buyer to purchase the asset as set forth in Exhibit 1 attached hereto (the “Asset”);

WHEREAS, Seller desires to convey, transfer, assign, deliver, and contribute to Buyer all of its right, title, and interest in and to the Asset and Buyer desires to accept all rights, title and interest in and to the Asset as specified in this Bill of Sale;

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer any and all of Seller’s right, title and interest in and to the Asset, free and clear of all Liens (as defined in the Agreement). Such sale, transfer, conveyance and assignment shall be effective on the Closing Date.

2. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

3. All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its successors and assigns and will inure to the benefit of the Buyer and its successors and assigns.

4. This Bill of Sale shall be governed by the laws of the State of New York, without regard to conflicts of law principles thereunder.

5. This Bill of Sale is being delivered in connection with the Closing (as defined in the Agreement) under the Agreement and is made subject to the provisions of the Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Agreement, the Agreement shall be the controlling document.

6. This Bill of Sale may be executed in one or more counterparts, which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

Exhibit B - Page 1

IN WITNESS WHEREOF, the parties have executed this Bill of Sale effective as of the Closing Date.

McQueen Labs Series LLC – Series [_______________]

By:
Name:
Title:	Manager

[_______________]

By:
Name:
Title:

Exhibit B - Page 2

Exhibit C

Condition Report

(Attached)

Exhibit D

Wire Transfer Instructions

[_______________]

Annex 1

Seller’s Closing Certificate

Dated as of [___________], 2024

This certificate (the “Certificate”) is being delivered to McQueen Labs Series LLC – Series [_______________] (the “Buyer”) by the undersigned officer of [_______________] (“Seller”) pursuant to the closing of the transactions contemplated by the This Asset Purchase Agreement – Artwork, dated as of [_________], 2024 by and between the Buyer and the Seller (the “Agreement”). Defined terms used herein without definition shall have the meaning given in the Agreement.

The undersigned hereby certifies to the Buyer as follows:

1.	The representations and warranties of the Seller as set forth in Article III of the Agreement are true and correct as of the Closing Date.

2.	Seller has complied with all covenants of the Seller set forth in the Agreement between the Effective Date.

3.	Attached hereto as Exhibit 1 is a certificate of good standing issued by the Secretary of State of the State of organization of the Seller, dated as of a date no earlier than two business days prior to the Closing Date, evidencing the good standing of Seller as of such date.

A signed copy of this Certificate delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Certificate.

IN WITNESS WHEREOF, the Seller has executed this Certificate as of the date first set forth above.

[_______________]

By:
Name:
Title:

Annex 1 –Page 1

Exhibit 1

Certificate of Good Standing

(Attached)

Annex 1 – Exhibit 1